As filed with the Securities and Exchange Commission on July 13, 2023

Registration No. 333-256047

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3/A REGISTRATION STATEMENT NO. 333-256047
UNDER THE SECURITIES ACT OF 1933

Charah Solutions, Inc.
(Exact name of registrant as specified in its charter)

 Delaware
(State or other jurisdiction of incorporation or organization)

82-4228671
(I.R.S. Employer Identification Number)

12601 Plantside Dr.
Louisville, KY 40299
(502) 245-1353
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan T. Batarseh
President and Chief Executive Officer
12601 Plantside Dr.
Louisville, KY 40299
(502) 245-1353
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steve Brehm
Vice President of Legal Affairs and Secretary
12601 Plantside Dr.
Louisville, KY 40299

and

Kimberly J. Pustulka
Benjamin L. Stulberg
901 Lakeside Avenue
Cleveland, Ohio 44114
Tel.: 216-586-3939

Not applicable.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File Number 333-256047) filed by Charah Solutions, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on May 12, 2021, as amended (the “Registration Statement”), which registered for resale up to 15,455,921 shares (the “Securities”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), and removes from registration all Securities previously registered under the Registration Statement that have not been sold or otherwise issued as of the date of this Post-Effective Amendment.

On April 16, 2023, the Company entered into an Agreement and Plan of Merger with Acquisition Parent 0423 Inc., a Delaware corporation (the “Parent”), and Acquisition Sub April 2023, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Acquisition Sub”), pursuant to which, and subject to the terms and conditions therein, Acquisition Sub was merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”). The Merger became effective on July 13, 2023, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. Upon consummation of the Merger, the Company became a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in Item 17(a)(iii) of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement for issuance that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration any and all of the Securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, and hereby terminates the effectiveness of the Registration Statement.

In addition, on April 18, 2023, the New York Stock Exchange LLC (“NYSE”) filed with the SEC a Notification of Removal from Listing and/or Registration on Form 25 to delist the Common Stock from NYSE and to deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company intends to file with the SEC a Certification and Notice of Termination of Registration on Form 15 requesting the termination of registration of the Common Stock under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of  Redwood City, State of California, on July 13, 2023.

CHARAH SOLUTIONS, INC.

By:	/s/ Sara Graziano
Name: Sara Graziano
Title: President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Date: July 13, 2023	/s/ Sara Graziano
Sara Graziano
President
(Principal Executive Officer)

Date: July 13, 2023	/s/ Christopher Smith
Christopher Smith
Secretary and Treasurer
(Principal Financial Officer and Principal Accounting Officer)

Date: July 13, 2023	/s/ Sara Graziano
Sara Graziano
Director

Date: July 13, 2023	/s/ Christopher Smith
Christopher Smith
Director